UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Adcock, J. Michael
   P. O. Box 3515
   201 North Broadway
   Shawnee, OK  74802-3515
   USA
2. Issuer Name and Ticker or Trading Symbol
   Unit Corporation
   UNT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/15/9|M(1)| |2,500             |A  |$3.375     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/15/9|M(1)| |2,500             |A  |$6.875     |1,193,632          |I     |Co-Trustee(2)              |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           | 5,241             |I     | By Spouse                 |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$3.375  |9/15/|M(1)| |2,500      |A  |11/5/|5/4/0|Common Stock|2,500  |       |0           |   |            |
 buy)                 |        |99   |    | |           |   |95   |5*   |            |       |       |            |   |            |
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Stock Option (right to|$6.875  |9/15/|M(1)| |2,500      |A  |11/3/|5/2/0|Common Stock|2,500  |       |0           |   |            |
 buy)                 |        |99   |    | |           |   |96   |6*   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Represents the exercise of exempt stock option granted to a now deceased director by Trust of which the
Reporting Person is one of three
Trustees.
(2) The Reporting Person is one of three Trustees of the Don Bodard 1995 Revocable Trust.
* Under the terms of the option, it expired the earliest of 10 years from date of grant or 2 years from the holder's date of death which, in this case, was September 26,
1997.
SIGNATURE OF REPORTING PERSON
/s/ J. Michael Adcock
DATE
October 5, 1999